Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	Ivan Donaldson	Daniel Francisco
	Investor Relations	Media Relations
	idonaldson@micron.com	dfrancisco@micron.com
	(208) 368-4093	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
FIRST QUARTER OF FISCAL 2016

BOISE, Idaho, December 22, 2015 – Micron Technology, Inc., (NASDAQ: MU) today announced results of operations for its first quarter of fiscal 2016, which ended December 3, 2015. Revenues for the first quarter of fiscal 2016 were $3.35 billion and were 7 percent lower compared to the fourth quarter of fiscal 2015 and 27 percent lower compared to the first quarter of fiscal 2015. Cash flows from operations were $1.12 billion for the first quarter of fiscal 2016.

GAAP Income and Per Share Data – On a GAAP(1) basis, net income attributable to Micron shareholders for the first quarter of fiscal 2016 was $206 million, or $0.19 per diluted share, compared to net income of $471 million, or $0.42 per diluted share, for the fourth quarter of fiscal 2015.

Non-GAAP Income and Per Share Data – On a non-GAAP(2) basis, net income attributable to Micron shareholders for the first quarter of fiscal 2016 was $249 million, or $0.24 per diluted share, compared to net income of $399 million, or $0.37 per diluted share, for the fourth quarter of fiscal 2015. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.

Revenues for the first quarter of fiscal 2016 were lower compared to the fourth quarter of fiscal 2015 primarily due to a 13 percent decline in DRAM average selling prices. Non-Volatile trade revenues for the first quarter of fiscal 2016 declined 2 percent compared to the fourth quarter primarily as a result of a 7 percent decline in average selling prices partially offset by an increase in sales volume. The company's overall consolidated gross margin of 25 percent for the first quarter of fiscal 2016 was 2 percent lower compared to the fourth quarter of fiscal 2015 primarily due to lower average selling prices partially offset by manufacturing cost reductions for DRAM and Non-Volatile products.

"While conditions in some market segments are challenging, we believe long-term industry fundamentals are healthy, and we remain focused on the deployment of our advanced DRAM and 3D NAND technologies and products," said Micron CEO Mark Durcan.

Investments in capital expenditures for the first quarter of fiscal 2016 were $990 million. The company ended the first quarter of fiscal 2016 with cash and marketable investments of $5.41 billion.

The company will host a conference call Tuesday, Dec. 22, 2015 at 2:30 p.m. MT to discuss its financial results. The call, audio and slides will be available online at http://edge.media-server.com/m/p/insbrw6a. A webcast replay will be available on the company's website until Dec. 22, 2016. A taped audio replay of the conference call will also be available at 1-404-537-3406 or 1-855-859-2056 (conference number: 86772006) beginning at 5:30 p.m. MT, Tuesday, Dec. 22, 2015 and continuing through Wednesday, Dec. 30, 2015. For Investor Relations and other company updates, follow @MicronTech on Twitter at https://twitter.com/MicronTech.

Micron Technology, Inc., is a global leader in advanced semiconductor systems. Micron's broad portfolio of high-performance memory technologies—including DRAM, NAND and NOR Flash—is the basis for solid state drives, modules, multichip packages and other system solutions. Backed by more than 35 years of technology leadership, Micron's memory solutions enable the world's most innovative computing, consumer, enterprise storage, networking, mobile, embedded and automotive applications. Micron's common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

(1) GAAP represents U.S. Generally Accepted Accounting Principles.
(2) Non-GAAP represents GAAP excluding the impact of certain activities which the company's management excludes in analyzing the company's operating results and understanding trends in the company's earnings. Non-GAAP also includes the impact on shares used in per share calculations of the company's outstanding capped call transactions. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share amounts)

	1st Qtr.	4th Qtr.	1st Qtr.
	December 3, 2015	September 3, 2015	December 4, 2014
Net sales	$3,350	$3,600	$4,573
Cost of goods sold	2,501	2,630	2,935
Gross margin	849	970	1,638
Selling, general and administrative	179	170	193
Research and development	421	379	376
Other operating (income) expense, net	17	(6)	(16)
Operating income	232	427	1,085
Interest income (expense), net	(85)	(90)	(83)
Other non-operating income (expense), net (1)	(4)	18	(49)
Income tax (provision) benefit (2)	4	69	(75)
Equity in net income of equity method investees	59	47	124
Net (income) loss attributable to noncontrolling interests	—	—	1
Net income attributable to Micron	$206	$471	$1,003

Earnings per share:
Basic	$0.20	$0.44	$0.94
Diluted	0.19	0.42	0.84

Number of shares used in per share calculations:
Basic	1,035	1,060	1,070
Diluted	1,085	1,124	1,195

CONSOLIDATED FINANCIAL SUMMARY, Continued

As of	December 3, 2015	September 3, 2015
Cash and short-term investments	$3,641	$3,521
Receivables	2,223	2,507
Inventories	2,435	2,340
Total current assets	8,510	8,596
Long-term marketable investments	1,771	2,113
Property, plant and equipment, net	11,060	10,554
Total assets	24,388	24,143

Accounts payable and accrued expenses	2,784	2,611
Current debt (1)(3)	1,051	1,089
Total current liabilities	4,025	3,905
Long-term debt (1)(3)	6,326	6,252

Total Micron shareholders' equity	12,301	12,302
Noncontrolling interests in subsidiaries	974	937
Total equity	13,275	13,239

	Three Months Ended
	December 3, 2015	December 4, 2014
Net cash provided by operating activities	$1,120	$1,592
Net cash provided by (used for) investing activities	(660)	(1,076)
Net cash provided by (used for) financing activities	(140)	(806)

Depreciation and amortization	770	681
Expenditures for property, plant and equipment	(990)	(669)
Repayments of debt	(197)	(786)
Proceeds from issuance of debt	174	—
Cash paid to acquire treasury stock	(135)	(26)

(1)	Other non-operating income (expense) consisted of the following:

	1st Qtr.	4th Qtr.	1st Qtr.
	December 3, 2015	September 3, 2015	December 4, 2014
Gain (loss) from changes in currency exchange rates	$(3)	$(1)	$(21)
Loss on restructure of debt	(1)	(1)	(30)
Other	—	20	2
	$(4)	$18	$(49)

During the first quarter of fiscal 2016, the company repurchased $57 million in aggregate principal amount of 2033E Notes for $94 million in cash. In the fourth and first quarters of fiscal 2015, the company recognized losses of $1 million and $30 million, respectively, from transactions to restructure its debt, including conversions and settlements, and repurchases.

(2)
Income taxes for the first quarters of fiscal 2016 and 2015 included expense of $22 million and $38 million, respectively, related to changes in amounts of net deferred tax assets associated with the company's MMJ and MMT operations. Income taxes for the first quarter of fiscal 2016 also included a benefit of $41 million from business acquisition activities. Income taxes for the fourth quarter of fiscal 2015 included a benefit of $58 million related to changes in amounts of net deferred tax assets associated with the company's MMJ and MMT operations. Remaining taxes for fiscal 2016 and 2015 primarily reflect taxes on the company's other non-U.S. operations. The company has a full valuation allowance for its net deferred tax asset associated with its U.S. operations. The provision (benefit) for taxes on U.S. operations for fiscal 2016 and 2015 was substantially offset by changes in the valuation allowance.

(3)
In the first quarter of fiscal 2016, the company drew the remaining $174 million of financing under a term loan agreement, collateralized by certain property, plant, and equipment. As of December 3, 2015, the outstanding balance was $213 million.

In December 2015, subsequent to the first quarter of fiscal 2016, the company executed an aggregate of $424 million in equipment sale-leaseback financing transactions at a weighted-average interest rate of 2.7% per annum, payable in periodic installments through December 2020.

MICRON TECHNOLOGY, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(in millions except per share amounts)

	1st Qtr.	4th Qtr.
	December 3, 2015	September 3, 2015
GAAP net income attributable to Micron	$206	$471
Non-GAAP adjustments:
Restructure and asset impairments	15	—
Amortization of debt discount and other costs	33	33
Loss on restructure of debt	1	1
(Gain) loss from changes in currency exchange rates	3	1
(Gain) from remeasurement of equity interest	—	(21)
Estimated tax effects of above items	2	(13)
Non-cash taxes from MMJ, MMT and Inotera	30	(52)
Non-cash taxes from business acquisition activities	(41)	(21)
Total non-GAAP adjustments	43	(72)
Non-GAAP net income attributable to Micron	$249	$399

Number of shares used in diluted per share calculations:
GAAP	1,085	1,124
Effect of capped calls	(50)	(44)
Non-GAAP	1,035	1,080

Diluted earnings per share:
GAAP	$0.19	$0.42
Effects of above	0.05	(0.05)
Non-GAAP	$0.24	$0.37

The table above sets forth non-GAAP net income attributable to Micron, diluted shares and diluted earnings per share. The adjustments above may or may not be infrequent or nonrecurring in nature but are a result of periodic or non-core operating activities of the company. The company believes this non-GAAP information is helpful to understanding trends and in analyzing the company's operating results and earnings. The company is providing this information to investors to assist in performing analyses of the company's operating results. When evaluating performance and making decisions on how to allocate company resources, management uses this non-GAAP information and believes investors should have access to similar data when making their investment decisions. The presentation of these adjusted amounts vary from numbers presented in accordance with U.S. GAAP and therefore may not be comparable to amounts reported by other companies.

The company's management excludes the following items in analyzing the company's operating results and understanding trends in the company's earnings:

•	Restructure and asset impairments;

•	Amortization of debt discount and other costs, including the accretion of non-cash interest expense associated with the company's convertible debt and the MMJ installment debt;

•	Loss on restructure of debt;

•	(Gain) loss from changes in currency exchange rates;

•	(Gain) from remeasurement of an equity method investment of the company;

•	The estimated tax effects of above items;

•	Non-cash taxes resulting from utilization of, and other changes in, deferred tax assets of MMJ, MMT, and Inotera (an equity method investment of the company); and

•	Non-cash taxes resulting from business acquisition activities.

Non-GAAP diluted shares include the impact of the company's outstanding capped call transactions, which are anti-dilutive in GAAP earnings per share but are expected to mitigate the dilutive effect of the company's convertible notes. The anti-dilutive effect of the capped calls is based on the average share price for the period the capped calls are outstanding during the quarter.